Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release                                                                                    December 2, 2013

Contact:  Everett V. Pizzuti, CEO
     Joseph P. O’Connell, CFO
    Astro-Med, Inc.
    (800) 343-4039
    www.Astro-Medinc.com

Astro-Med CEO Everett Pizzuti to Retire;
 Board Appoints Gregory Woods as Successor

West Warwick, RI, December 2, 2013 -- Astro-Med, Inc. (NASDAQ:ALOT), a manufacturer of specialty high tech printers and data acquisition systems, announces that its CEO, Everett V. Pizzuti, will retire effective January 31, 2014, the end of the Company’s current fiscal year.

Mr. Pizzuti joined the Company in January of 1971 along with its founder, Albert W. Ondis.  He held the position of President and COO until the passing of Mr. Ondis in July of 2011, at which time the Board appointed him CEO.  Commenting on his retirement plans, Mr. Pizzuti remarked, “It is time to pass the torch to the rising executives within the Company.  I believe that Astro-Med is currently well positioned for continued growth and profitability in both of its Business Segments -- QuickLabel Systems color label printers; and Test & Measurement ruggedized products and data acquisition systems”. Mr. Pizzuti will remain a member of the Board of Directors of Astro-Med.

The Astro-Med Board has appointed Gregory A. Woods as President and CEO, effective February 1, 2014.  Mr. Woods joined Astro-Med in September of 2012 as its Executive Vice President & COO and was subsequently appointed President and COO on August 29, 2013. Previously, Mr. Woods served as president or chief executive officer of several industrial electronics firms, including an electronics controls division of Danaher Corporation, the diversified global manufacturing company. Mr. Woods’ broad experience in strategic planning and his managerial expertise led to significant domestic and international business at those companies.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems and data acquisition products.  The products include color label printers and consumables sold under the QuickLabel Systems brand as well as rugged printers for avionics applications and data acquisition recorders sold under the Astro-Med brand. Astro-Med, Inc. is a member of the Russell Microcap® Index.  Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2013 annual report and its quarterly filings with the Securities and Exchange Commission.

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